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Rand Worldwide, Inc.

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RAND WORLDWIDE, INC.

161 WORCESTER ROAD, SUITE 401

FRAMINGHAM, MASSACHUSETTS 01701

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD NOVEMBER 7, 2012

To the Stockholders of Rand Worldwide, Inc.:

The Annual Meeting of Stockholders of Rand Worldwide, Inc. (the “Company”) will be held at the Company’s offices located at 161 Worcester Road, Suite 401, Framingham, MA 01701on Wednesday, November 7, 2012 at 9:00 a.m., local time, for the following purposes:

1.	To elect as directors the seven nominees selected by the Board of Directors and named in the enclosed proxy to serve for the ensuing year and until the election and qualification of their successors;

2.	To approve the Company’s Omnibus Equity Compensation Plan; and

3.	To transact such other business as may properly come before the meeting or any adjournments thereof.

The Board of Directors has fixed September 10, 2012 as the record date for the determination of stockholders entitled to notice of, and to vote at, the meeting. We ask for your support and encourage you to attend the Annual Meeting. On behalf of the Board of Directors, we urge you to sign, date, and return the accompanying proxy card as soon as possible, even if you plan to attend the Meeting. This will not prevent you from voting in person but will assure that your vote is counted if you are unable to attend the meeting. Your vote is important regardless of the number of shares that you own.

This proxy statement is accompanied by the Company’s Annual Report on Form 10-K for the year ended June 30, 2012.

By Order of the Board of Directors,

Marc L. Dulude	Lawrence Rychlak
Chief Executive Officer	Secretary

Framingham, Massachusetts

October 4, 2012

IMPORTANT—YOUR PROXY IS ENCLOSED

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN, AND MAIL THE ACCOMPANYING FORM OF PROXY TO THE COMPANY AS PROMPTLY AS POSSIBLE IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED FOR MAILING IN THE UNITED STATES.

Important Notice Regarding the Availability of Proxy Materials

For the Stockholder Meeting to be Held on November 7, 2012:

The enclosed Proxy Statement, the enclosed form of Proxy, and Rand Worldwide, Inc.’s Annual Report on Form 10-K are available at http://annualmeeting.rand.com.

Information on this website, other than this Proxy Statement, is not a part of this Proxy Statement.

RAND WORLDWIDE, INC.

161 WORCESTER ROAD, SUITE 401

FRAMINGHAM, MASSACHUSETTS 01701

508-663-1400

PROXY STATEMENT

The accompanying proxy is solicited by the Board of Directors of Rand Worldwide, Inc. (the “Company”) in connection with its Annual Meeting of Stockholders to be held on Wednesday, November 7, 2012 at 9:00 a.m., local time, 161 Worcester Road, Suite 401, Framingham, MA 01701, or at any adjournments or postponements thereof, for the purposes set forth in the accompanying notice of the meeting. The cost of soliciting proxies will be borne by the Company. In addition to solicitations by mail, proxies may be solicited by officers, directors and regular employees of the Company personally or by telephone, facsimile, or e-mail. No additional remuneration will be paid to officers, directors or regular employees who solicit proxies. The Company may reimburse brokers, banks, custodians, nominees and other fiduciaries for their reasonable out-of-pocket expenses in forwarding proxy materials to their principals. The approximate date on which this proxy statement and form of proxy will be mailed to stockholders is October 4, 2012.

As used in this proxy statement, the terms “the Company”, “Rand Worldwide”, “we”, “us”, and “our” refer to Rand Worldwide, Inc. and its consolidated subsidiaries unless the context clearly requires otherwise.

As to all matters that may properly come before the meeting, including the election of directors, each record holder of common stock of the Company, par value $.01 per share (“Common Stock”), as of the Record Date is entitled to one vote for each share of Common Stock held, and each record holder of the Company’s Series D and Series E Convertible Preferred Stock on the Record Date is entitled to one vote for each share of Common Stock into which shares of such Preferred Stock are convertible as of the Record Date. Shares of Common Stock and of Series D and Series E and Convertible Preferred Stock may be voted in person or by proxy.

The Board of Directors has fixed the close of business on September 10, 2012 as the record date (the “Record Date”) for the determination of stockholders entitled to notice of, and to vote at, the meeting. On the Record Date, there were outstanding 53,990,589 shares of Common Stock, 384,495 shares of Series D Convertible Preferred Stock and 862 shares of Series E Convertible Preferred Stock (the shares of Series D Convertible Preferred Stock and Series E Convertible Preferred Stock are sometimes collectively referred to as the “Outstanding Preferred Shares”). As of the Record Date, the shares of Series D and Series E Convertible Preferred Stock are convertible into 769,630 and 1,326,154 shares of Common Stock, respectively. The terms of the Outstanding Preferred Shares entitle the holders thereof to vote together with holders of our Common Stock, as a single class, on any matter submitted to holders of our Common Stock, on an as converted basis.

Stockholders who do not plan to attend the Annual Meeting are urged to complete, date, sign and return the enclosed proxy in the enclosed envelope, to which no postage need be affixed if mailed in the United States. A prompt response is helpful and your cooperation will be appreciated.

Proxies may be revoked at any time before a vote is taken or the authority granted is otherwise exercised. Revocation may be accomplished by: (i) giving written notice to the Secretary of the Company at the Company’s address listed above; or (ii) giving written notice to the Secretary in person at the 2012 Annual Meeting. Any stockholder who attends the 2012 Annual Meeting and revokes his/her proxy may vote in person. However, attendance by a stockholder at the 2012 Annual Meeting alone will not have the effect of revoking a stockholder’s validly executed proxy.

RECENT CORPORATE HISTORY OF THE COMPANY

On August 17, 2010, the Company, then known as Avatech Solutions, Inc., acquired all of the outstanding capital securities of a separate Delaware corporation known as Rand Worldwide, Inc. (“pre-merger Rand Worldwide”) in a reverse merger transaction whereby the pre-merger Rand Worldwide merged with and into the Company (the “Merger”). The Company was the legal successor in the Merger and changed its name to “Rand Worldwide, Inc.” on January 1, 2011.

In the Merger, RWWI Holdings, LLC (“RWWI”), the sole stockholder of the pre-merger Rand Worldwide, received an aggregate of 34,232,682 shares (the “Merger Shares”) of the Company’s Common Stock in exchange for all of the outstanding shares of capital stock of the pre-merger Rand Worldwide, and the existing stockholders of the Company retained approximately 34% of the outstanding shares of Common Stock. The Merger Shares represent approximately 63.4% of our outstanding shares of Common Stock and approximately 57.5% of the outstanding voting rights of the holders of our capital stock, after giving effect to the voting rights of the Outstanding Preferred Shares.

As a consequence of the Merger, RWWI became the controlling stockholder of the Company. RWWI is majority-owned by funds (the “Ampersand Funds”) associated with Ampersand Capital, a private equity firm located in Wellesley, Massachusetts (“Ampersand”).

ELECTION OF DIRECTORS (Proposal 1)

At the 2012 Annual Meeting, stockholders will be asked to elect the seven directors identified below to hold office for the ensuing year until their successors are elected and qualify. Each of the nominees other than Peter H. Kamin is a current director of the Company who was previously elected by stockholders and is standing for re-election. The Board elected Mr. Kamin to the Board on March 26, 2012, replacing Eugene J. Fisher who resigned on that date. Mr. Kamin was recommended to the Board for nomination by a non-management director. Information about the seven director nominees, including their names, ages as of the Record Date, and principal occupations and business experience for the past five years, is set forth below. The Company’s Chief Executive Officer is a director nominee.

Name	Age	Director Since
Richard A. Charpie	60	August 2010
George M. Davis	56	July 2006
Marc L. Dulude	52	August 2010
Peter H. Kamin	50	March 2012
Suzanne E. MacCormack	55	August 2010
Manu Parpia	62	March 2011
Charles D. Yie	54	August 2010

RICHARD A. CHARPIE, PhD — Dr. Charpie joined the Board in connection with the Merger at which time he was also elected Chairman of the Board. He has more than 30 years of private equity experience and is a Managing Partner of Ampersand, which is currently the largest equity owner of RWWI. Dr. Charpie joined Ampersand’s predecessor in 1980 and led its activities beginning in 1983. He has served as a director of more than 35 companies and as Chairman of more than 10 companies. He holds an M.S. degree in Physics and a Ph.D. in Economics and Finance, both from the Massachusetts Institute of Technology. He served on the board of directors of the pre-merger Rand Worldwide immediately prior to the Merger.

GEORGE M. DAVIS — Mr. Davis joined the Board of Directors of Avatech Solutions, Inc. in July 2006 and was named Executive Vice Chairman in December 2006 and President and Chief Executive Officer in May 2007. In connection with the Merger, Mr. Davis relinquished his executive roles within the Company. Prior to joining Avatech, Mr. Davis was a co-founder of Aether Systems, Incorporated, a wireless data software and services company, and was its President and Vice Chairman of the Board from 2001 to 2004. Prior to founding Aether

Systems, Mr. Davis worked for Westinghouse Electric Corporation (currently a division of Northrop Grumman) and Burroughs Corporation. He is currently a Partner with Gamma 3, LLC, a Baltimore based Investment Company, sits on the board of directors of several privately held companies and is on the Board of Trustees for Bethany College. Mr. Davis holds a Bachelor of Science degree in Economics and Business from Bethany College.

MARC L. DULUDE — Mr. Dulude became a director and Chief Executive Officer of the Company in connection with the August 2010 Merger with Avatech. From April 1, 2009 through the date of the Merger, Mr. Dulude was the President, Chief Executive Officer, and Chairman of the Board of the pre-merger Rand Worldwide. Prior to joining Rand Worldwide, Mr. Dulude was a General Partner with Ampersand Capital, a private equity firm he joined in 2002. Before Ampersand, Mr. Dulude spent six years at Moldflow Corporation, a product design simulation software company, where he was Chairman, President and CEO. Mr. Dulude has nearly two decades of experience as a senior information technology executive, including serving as Senior VP of Marketing at Parametric Technology Corporation (NASDAQ: PMTC), a product lifecycle management company, and in various positions at Nortel, a telecommunications company. Mr. Dulude holds a M.Eng. Degree in Mechanical Engineering from Carleton University. Mr. Dulude is on the board of directors of Kortec, Inc., a PET packaging equipment manufacturing company.

PETER H. KAMIN — Mr. Kamin joined the Board of Directors in March 2012. He is the founder and Managing Partner of 3K Limited Partnership. For the previous 11 years, Mr. Kamin was a founding member and Managing Partner of ValueAct Capital. Prior to founding ValueAct Capital in 2000, Mr. Kamin founded and managed Peak Investment L.P. Peak was a limited partnership, organized to make investments in a select number of domestic public and private companies. Mr. Kamin is presently a director of Abatix Corp, Aldila Inc., Rockford Corporation and several privately held companies. Mr. Kamin has previously served as a director of Seitel, Inc., KAR Holdings, LeCroy Corp., Hanover Compressor, Exterran, Sirva, Inc., Insurance Auto Auctions, Inc., OneSource Information Services, Inc., Data Transmission Network, TFC Enterprises, Eskimo Pie, ACME United Corp, Hi-Port Industries and numerous privately held companies. Mr. Kamin holds a Bachelor of Arts degree from Tufts University and a MBA from Harvard’s Graduate School of Business.

SUZANNE E. MACCORMACK — Ms. MacCormack joined the Board of Directors in connection with the Merger and is currently a Partner with Ampersand which she joined in 2005. Prior to that, she served as Executive VP of Finance and Administration and as Chief Financial Officer at Moldflow Corporation for eight years. Ms. MacCormack holds a B.A. in Business Administration from Stonehill College and is a Certified Public Accountant. Ms. MacCormack is on the board of directors of CoreLab Partners, a clinical trial services company, and prior to the Merger, was on the board of directors of the pre-merger Rand Worldwide.

MANU PARPIA — Mr. Parpia joined the Board of Directors in March 2011. Mr. Parpia was Chief Executive of the Electronic Business Equipment Division of Godrej & Boyce from the mid-1980s to 1999. During this period, he also founded Godrej Pacific, and served as its Managing Director from 1995 to 1999. In his activities with Godrej, he oversaw the design, development, manufacture and distribution of a variety of high-tech products. After his time at Godrej, he founded Geometric Ltd. and assumed the position of Managing Director, serving Geometric in that role until 2006. Today he sits on many boards including Geometric Ltd., 3d PLM Software Solutions Ltd., Virgo Engineers Ltd. and Godrej Infotech Ltd. In addition he is a Charter Member of The Indus Entrepreneurs (TiE)—Mumbai Chapter where he chairs their mentoring efforts.

CHARLES D. YIE — Mr. Yie joined the Board of Directors in connection with the Merger. He is a General Partner of Ampersand, which he joined in 1985, and has been a director of more than 19 companies, including as Board Chair of four companies. Mr. Yie formerly served as a systems engineer and manufacturing specialist at Hewlett-Packard Company. He holds a B.S. degree in Electrical Engineering and a M.S. degree in Management, both from the Massachusetts Institute of Technology. Mr. Yie currently serves as the Chair of the board of directors of Kortec, Inc.

The Board of Directors unanimously recommends that you vote “FOR” the election of each nominee named above.

Interests of Director Nominees in the Election

In connection with the August 2010 merger with Avatech, the Company and each person who was serving as a director or an executive officer of the Company immediately prior to the Merger (each, a “Holder”) entered into a Stockholders’ Agreement (the “Stockholders’ Agreement”) with RWWI. Under the Stockholders’ Agreement, until the date on which RWWI ceases to hold at least 25% of the shares of Common Stock (the “Designation Period”), the parties agreed, among other things, that (i) the Board will nominate three individuals designated by RWWI to serve on our Board (each, a “Designator Nominee”) and recommend that the stockholders vote to elect such Designator Nominees as directors, (ii) the Board will fill any vacancy that may arise upon the resignation, removal, death or disability of any of the elected Designator Nominees with a new director chosen by RWWI, and (iii) the Board nominate for election and recommend that the stockholders vote to elect our Chief Executive Officer to serve as a director (upon such election, the “CEO Director”) and that the initial CEO Director would be Mr. Dulude. Messrs. Charpie and Yie and Ms. MacCormack have been designated as Designator Nominees by RWWI for purposes of this Annual Meeting, and Mr. Dulude has been designated as the CEO Director for purposes of this Annual Meeting.

During the Designation Period, each Holder also agreed to vote, and to cause each of his affiliates to vote, all of their voting securities held by such Holder or affiliate (i) for the election of Designator Nominees, (ii) against the removal of any elected Designator Nominee except for cause unless such removal is directed or approved by RWWI, (iii) for the removal of any elected Designator Nominee if such removal is directed or approved by RWWI, and (iv) for the election of a nominee designated to fill any vacancy created by the resignation, removal, death or disability of an elected Designator Nominee or the CEO Director. All Holders agreed to execute, and to cause their affiliates to execute, any written consents required to effectuate their obligations under the Stockholders’ Agreement.

Quorum; Vote Required; Manner of Approval

A quorum for the Annual Meeting consists of a majority of the sum of (i) the shares of Common Stock outstanding as of the Record Date, and (ii) the shares of Common Stock into which the shares of Series D Convertible Preferred Stock and Series E Convertible Preferred Stock on the Record Date may be converted, in each case, that are present at the meeting in person or by proxy and entitled to vote. Directors are elected by a plurality of the votes cast. Accordingly, if a quorum is present, a director nominee will be elected if he or she receives the most votes cast on his or her election. Abstentions, withheld votes, and broker non-votes will be counted for the purpose of determining the presence or absence of a quorum, but will have no effect on the outcome of the vote.

All properly executed proxies received pursuant to this solicitation will be voted as directed by the stockholder on the proxy card. If no direction is given, it is the present intention of the proxies named in the accompanying form of proxy to vote the shares represented thereby for the election as directors of the seven nominees listed above. If, due to unforeseen contingencies, any of the nominees designated above shall not be available for election, the proxies named in the accompanying form of proxy reserve the right to vote the shares represented thereby for such other person or persons as may be nominated for director by the Board, if any, so as to provide a full Board. The Company has no reason to believe that any nominee will be unable to serve if elected.

Qualifications of Director Nominees and Current Directors

The following table lists the specific experience, qualifications, other attributes and skills of each of the director nominees that led the Board of Directors to determine that such persons should serve on the Board.

Director	Skills/Qualifications
Richard A. Charpie	Business and Finance experience gained over 30 years of private equity experience; Managing Partner of Ampersand Capital; Numerous directorships of public and private companies; Board Chair of more than 10 companies; Ph.D. in Economics and Finance.

George M. Davis	Previously the CEO of Avatech Solutions; Senior executive positions at several large public companies; Serves on several Boards of Directors; B.S. degree in Economics and Business.

Marc L. Dulude	Business experience includes several directorships and senior executive roles in both public and private companies; Eight years of private equity experience; In addition to business experience, possesses a strong technical background including a M. Eng. degree in Mechanical Engineering.

Peter H. Kamin	Founder of ValueAct Capital, a venture capital firm; Founded and managed Peak Investment L.P. a limited partnership, organized to make investments in a select number of domestic public and private companies; Holds BA and MBA degrees.

Suzanne E. MacCormack	Business, Accounting and Finance experience gained over 30 years of experience; Over seven years experience in a private equity firm; Previous senior executive experience in a public company and several positions on Boards of Directors; B.A. degree in Business and is a CPA.

Manu Parpia	Business and Finance experience gained over 30 years of experience; Previous senior executive experience in a public company and several positions on Boards of Directors; B.S. degree in Chemical Engineering and a MBA.

Charles D. Yie	Business experience includes directorships in more than 19 companies and prior senior executive experience; Significant private equity experience with Ampersand as a General Partner; B.S. degree in Electrical Engineering and M.S. degree in Management.

CORPORATE GOVERNANCE

The Board of Directors periodically reviews its corporate governance policies and procedures to ensure that the Company meets the highest standards of ethical conduct, reports results with accuracy and transparency, and complies with the laws, rules and regulations that govern the Company’s operations in all material respects.

Committees and Meetings of the Board of Directors

Board of Directors — During the fiscal year ended June 30, 2012, the Board of Directors held four meetings. During the period he or she served, no incumbent director attended fewer than 75% of the aggregate of (i) the total number of meetings of the Board held during the year and (ii) the total number of meetings held by all committees on which the director served during such year. Directors are not required to attend the Annual Meeting of Stockholders but all persons who were serving as directors at the time of the 2011 Annual Meeting of Stockholders attended that meeting.

Audit Committee — The Company’s Board maintains a separately-designated standing Audit Committee, consisting of Suzanne E. MacCormack (Chair), George M. Davis and Peter H. Kamin, that is appointed by the Board to oversee the Company’s accounting, financial reporting and internal control functions and the audit of the Company’s financial statements. The Audit Committee’s responsibilities include, among others, direct responsibility for hiring, firing, overseeing the work of and determining the compensation for the Company’s independent registered public accounting firm, which reports directly to the Audit Committee. Ms. MacCormack satisfies the SEC’s definition of “audit committee financial expert” as set forth in applicable rules of the Securities and Exchange Commission (the “SEC”). The Audit Committee has adopted a written charter, which is available on the Company’s Internet website at www.rand.com. During the fiscal year ended June 30, 2012, the Audit Committee met four times.

Nominating Committee—The full Board of Directors acts as a nominating committee for the annual selection of nominees for election as directors (see “Director Recommendations and Nominations” below). The Board met in this capacity one time during fiscal year 2012. The Board believes that the interests of the Company’s stockholders are served by relegating the nominations process to the full Board and all but two of its members are independent directors.

Compensation Committee — Messrs. Yie and Parpia were appointed to serve as the members of the Compensation Committee. The Compensation Committee is charged with reviewing and determining the compensation of the Chief Executive Officer and the other members of the senior management of the Company, subject to approval from the full Board. On an annual basis, the Chief Executive Officer evaluates the compensation of the senior management team based on their performance and peer comparisons and makes recommendations to the Compensation Committee as to the compensation level for those positions for the coming year. During the fiscal year ended June 30, 2012, the Compensation Committee met one time and did not operate under a written charter. Until his resignation from the Board on March 26, 2011, Eugene J. Fischer also served on the Compensation Committee.

Director Independence

The Board has determined that each of Messrs. Charpie, Kamin, Parpia and Yie and Ms. MacCormack is an “independent director” as defined by Rule 5605(a)(2) of The NASDAQ Stock Market Rules (the “NASDAQ Rules”), that each member of the Compensation Committee is an “independent director” as defined by NASDAQ Rule 5605(a)(2), and that Suzanne E. MacCormack, the Audit Committee financial expert, satisfies the audit committee independence standards of NASDAQ Rule 5605(c)(2). Mr. Dulude is not independent because he is the current CEO of the Company, and Mr. Davis is not independent because he is the former CEO of the Company. The Board has also determined that, during his period of service on the Board, Eugene J. Fischer was an “independent director” as defined by Rule 5605(a)(2) of the NASDAQ Rules.

In making these independence determinations, in addition to the transactions described below under “Certain Relationships and Related Transactions”, the Board considered the effect of the Merger on director independence.

Board Leadership and Role in Risk Oversight

The Board believes that effective board leadership structure can depend on the experience, skills, and personal interaction between persons in leadership roles and the needs of the Company at any point in time. The positions of Chairman of the Board and Chief Executive Officer are held by two different people based on the Board’s recognition of the differences between the two responsibilities. Our Chief Executive Officer is responsible for setting our strategic direction and for day-to-day leadership and performance of the Company. Our Chairman of the Board provides input to the Chief Executive Officer, sets the agenda for board meetings, and presides over meetings of the full Board.

The Board fulfills a significant role in the oversight of risk in the Company, both through the actions of the Board as a whole and those of its Compensation and Audit Committees. The Board is responsible for oversight of our risk management practices, while management is responsible for the day-to-day risk management processes. The Board believes that this division of responsibilities is the most effective approach for addressing the risks facing the Company, and the Company’s Board leadership structure supports this approach. The Board receives periodic reports from management regarding the most significant risks facing our Company. The Board meets at least every quarter to review the operations of the Company, its financial results and any items of strategic importance or significant risk. The Audit Committee meets regularly with the Company’s independent registered public accounting firm to receive reports on the results of the audited financial statements and to review and approve all major regulatory filings. The Compensation Committee establishes and oversees the Company’s executive compensation programs and periodically reviews these programs to determine whether they present any significant risks to the value of the Company.

Compensation of Directors

The full Board is responsible for establishing compensation policies and setting directors’ compensation and intends to continue in effect the Compensation Committee’s policy. The following table provides information about the compensation paid to or earned by the Company’s directors during fiscal year 2012 who are not Named Executive Officers (as defined below). Information regarding directors who are also Named Executive Officers is presented in the Summary Compensation Table that is provided later in this proxy statement. Information with respect to Messrs. Charpie and Yie and Ms. MacCormack is not included because they received no compensation, in any form, from the Company during fiscal year 2012.

DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(4)	Option Awards ($)(4, 5)	All Other Compensation ($)(6)	Total ($)
Manu Parpia[1]	14,500	0	2,275	6,198	22,973
George M. Davis	16,000	0	2,275	779	19,054
Peter H. Kamin[2]	3,500	0	10,285	0	13,785
Eugene J. Fischer[3]	11,000	0	0	2,749	13,749

(1)	Mr. Parpia joined the Board on March 31, 2011.
(2)	Mr. Kamin joined the Board on March 26, 2012, replacing Mr. Fischer.
(3)	Mr. Fischer resigned from the Board on March 26, 2012.
(4)	The value of each equity award reflects the aggregate grant date fair value of that award computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standard Codification (“ASC”) Topic 718, “Accounting for Stock Compensation”. See Note 1 to the consolidated audited financial statements contained in the Company’s Annual Report on Form 10-K for the year ended June 30, 2012 regarding the assumptions underlying the valuation of equity awards.
(5)	At June 30, 2012, outstanding stock options held by Mr. Parpia, Mr. Davis and Mr. Kamin were options to purchase 28,200, 12,000 and 24,000 shares, respectively.
(6)	Amount represents travel reimbursements to Directors to attend Board and other Company meetings.

During the fiscal year ended June 30, 2012, those directors who were employed by the Company received no compensation for serving as a director. Until its expiration, directors were eligible to participate in the Company’s 2002 Stock Option Plan (the “2002 Option Plan”). In April 2009, the Board of Directors approved a reduction of all aspects of Board compensation of 10% in response to a 10% reduction in the base compensation of all Company employees. In May 2011, the Board voted to reinstate the Board compensation plan to the levels prior to the April 2009 reduction (the “Board Compensation Plan”). Under the provisions of the current Board Compensation Plan, non-employee members of the Board of Directors receive an annual salary of $10,000, payable in quarterly installments, as well as $1,000 for each meeting attended. The Chair of the Compensation Committee receives an additional $2,500 per year, paid in quarterly installments, for performing his duties and the Audit Committee Chair receives an additional annual salary of $24,000, also paid in quarterly installments. Non-employee members of the Board receive an additional $500 for each committee meeting which lasts more than 30 minutes. Directors may elect to receive $1.20 worth of stock in lieu of each dollar of cash compensation. Each non-employee director also receives an initial grant of an option to purchase 18,000 shares of Common Stock upon joining the Board, one-third of which vests immediately and the remainder vests in equal installments on the first and second anniversary of the grant date. At the end of each fiscal year, non-employee directors are granted immediately vested options to purchase 6,000 shares of stock. The exercise price of all non-employee director stock options and the value of stock granted in lieu of cash compensation is the closing price of a share of the Common Stock on the last business day before the options are granted or shares of stock are issued.

Dr. Charpie, Mr. Yie and Ms. MacCormack have waived the receipt of any form of compensation for serving on the Board.

Code of Ethics

The Company has adopted a Code of Business Conduct and Ethics (“Code of Ethics”) that is designed to promote the highest standards of ethical conduct by the Company’s directors, executive officers and employees, including its principal executive officer, principal financial officer, principal accounting officer, or controller, or persons performing similar functions. The Code of Ethics is posted on the Company’s Internet website at http://www.rand.com. In the event of an amendment to, or a waiver from, a provision of the Company’s Code of Ethics that applies to any of the Company’s principal executive officer, principal financial officer, principal accounting officer, or controller, or persons performing similar functions, the Company intends to promptly disclose such amendment or waiver on its Internet website.

Director Recommendations and Nominations

Director candidates may come to the attention of the Board of Directors from any number of sources, including current directors, executive officers or other persons. The Board does not have a formal policy under which it considers the diversity of candidates for directorship when making nominations. The Board periodically reviews its list of candidates available to fill vacancies and researches and evaluates, among other things, the talent, skills, financial and business experience and expertise of the candidate, his or her independence from the Company, and his or her general background. In addition, the Board assesses whether any vacancies are expected due to retirement or otherwise and the need for particular expertise on the Board. Historically, the Board has generally sought to choose individuals that have skills, education, experience and other attributes that will complement and/or broaden the strengths of the existing directors.

The Board will consider a candidate recommended by a stockholder and, in doing so, will apply these same methods and criteria to any such recommendation. It should be noted, however, that a stockholder recommendation is not a nomination, and there is no guarantee that a candidate recommended by a stockholder will be approved by the Board of Directors. A stockholder who desires to nominate a candidate for election may do so only in accordance with Section 5(c) of Article III of the Company’s By-Laws, a copy of which may be obtained from the Secretary of the Company or from the Company’s filings with the SEC.

Furthermore, stockholders should understand that the Board’s ability to nominate directors, whether recommended by a stockholder or otherwise, may be limited by the terms of the Stockholders’ Agreement, which are discussed in detail above in the section entitled “ELECTION OF DIRECTORS (Proposal 1)” under the heading “Interest of Director Nominees in the Election”. Specifically, the Stockholders Agreement currently limits the size of the Board to seven directors, the Board agreed to nominate certain individuals to the Board for certain periods, and RWWI and all persons who were serving as directors or executive officers of the Company at the time of the Merger (and their affiliated investment funds) agreed to vote their respective shares of our voting securities for the election of certain nominees.

Communications with the Board

Any stockholder desiring to contact the Board, or any specific director(s), may send written communications to: Board of Directors (Attention: (Name(s) of director(s), as applicable)), c/o the Company’s Secretary, 11201 Dolfield Boulevard, Suite 112, Owings Mills, Maryland 21117. Any proper communication so received will be processed by the Secretary. If it is unclear from the communication received whether it was intended or appropriate for the Board, the Secretary (subject to any applicable regulatory requirements) will use his judgment to determine whether such communication should be conveyed to the Board or, as appropriate, to the member(s) of the Board named in the communication.

Family Relationships

There are no family relationships among our directors and/or executive officers.

Indemnification Agreements

On the closing date of the Merger, the Company entered into indemnification agreements (the “Indemnification Agreements”) with each of its directors and with Lawrence Rychlak, the Company’s President and Chief Financial Officer (each, an “Indemnitee” and collectively, the “Indemnitees”). Under the Indemnification Agreements, the Company agreed to indemnify each Indemnitee to the fullest extent permitted by law against any liability arising out of the Indemnitee’s performance of his or her duties to the Company. The indemnification provided by the Indemnification Agreements is in addition to the indemnification required by the Company’s bylaws and applicable law. Among other things, each Indemnification Agreement indemnifies the Indemnitee (and under certain circumstances, investment funds affiliated with the Indemnitee) against certain expenses (including reasonable attorneys’ fees) incurred by the Indemnitee in any action or proceeding, including any action by or in the right of the Company, arising out of the Indemnitee’s service to the Company or to any other entity to which the Indemnitee provides services at the Company’s request. Further, each Indemnification Agreement requires the Company to advance funds to the Indemnitee to cover any expenses the Indemnitee incurs in connection with any proceeding against the Indemnitee as to which the Indemnitee could be indemnified. Each of the director nominees is an Indemnitee.

BENEFICIAL OWNERSHIP OF VOTING SECURITIES OF RAND WORLDWIDE, INC.

The following table shows information, as of the Record Date, with respect to each person or group of persons, other than directors, director nominees, and executive officers of the Company, known by the Company to beneficially own more than 5% of the Company’s voting securities. Generally, a person “beneficially owns” voting securities if that person has or shares with others the right to vote those securities or to invest (or dispose of) those securities, or if that person has the right to acquire such voting or investment rights, within 60 days of the Record Date (such as by exercising stock options or similar rights). The percent of class owned by each such person is calculated by dividing the number of voting securities beneficially owned by each person by the total number of voting securities actually outstanding on the Record Date. To the Company’s knowledge, subject to community property laws where applicable, the persons named in this table have sole voting and investment power with respect to all voting securities shown as beneficially owned by them.

	Common Stock		Series D Convertible Preferred Stock		Series E Convertible Preferred Stock
Name and Address of Beneficial Owner	Shares Beneficially Owned	Percent of Class	Shares Beneficially Owned	Percent of Class	Shares Beneficially Owned	Percent of Class
RWWI Holdings LLC c/o Ampersand Capital 55 William Street, Suite 240 Wellesley, MA 02481	34,232,682	63.4%	—	—	—	—

The following table shows information known by the Company, as of the Record Date, with respect to the beneficial ownership of the Company’s voting securities by each of the Company’s current directors, director nominees, and Named Executive Officers, and all of the current directors, director nominees, and executive officers as a group. Generally, a person “beneficially owns” voting securities if that person has or shares with others the right to vote those securities or to invest (or dispose of) those securities, or if that person has the right to acquire such voting or investment rights, within 60 days of the Record Date (such as by exercising stock options or similar rights). The percent of class owned by each such person is calculated by dividing the number of voting securities beneficially owned by each person by the total number of voting securities actually outstanding on the Record Date. To the Company’s knowledge, subject to community property laws where applicable, the persons named in this table have sole voting and investment power with respect to all shares of the voting securities shown as beneficially owned by them.

	Common Stock		Series D Convertible Preferred Stock		Series E Convertible Preferred Stock
Beneficial Owner	Shares Beneficially Owned	Percent of Class	Shares Beneficially Owned	Percent of Class	Shares Beneficially Owned	Percent of Class
Peter H. Kamin[1]	5,751,924	10.7%	—	—	—	—
Lawrence Rychlak[2]	458,100	*	—	—	25	2.7%
George M. Davis[2]	213,422	*	—	—	—	—
Marc L. Dulude[4]	139,275	*	—	—	—	—
Robert Heeg[5]	69,638	*	—	—	—	—
Manu Parpia[6]	22,800	*	—	—	—	—
Richard A. Charpie	—	—	—	—	—	—
Suzanne E. MacCormack	—	—	—	—	—	—
Charles D. Yie	—	—	—	—	—	—
All current directors, director nominees, and executive officers as a group (a total of 9 persons):	6,661,893	12.2%	—	—	25	2.7%

*	Less than one percent.
(1)	Mr. Kamin is a member of the Board of Directors. The amount shown for Mr. Kamin includes 12,000 shares of Common Stock subject to options.
(2)	Mr. Rychlak serves as the Company’s President and Chief Financial Officer. The amount shown for Mr. Rychlak includes 419,638 shares of Common Stock subject to options and 38,462 shares of Common Stock issuable on conversion of shares of Series E Convertible Preferred Stock.
(3)	Mr. Davis is a member of the Board of Directors and is the Company’s former Chief Executive Officer. The amount shown for Mr. Davis includes 12,000 shares of Common Stock subject to options.
(4)	Mr. Dulude serves as the Company’s Chief Executive Officer. The amount shown for Mr. Dulude includes 139,275 shares of Common Stock subject to options.
(5)	Mr. Heeg serves as the Company’s Executive Vice President. The amount shown for Mr. Heeg includes 69,638 shares of Common Stock subject to options.
(6)	Mr. Parpia is a member of the Board of Directors and the amount shown for Mr. Parpia is comprised of 22,800 shares of Common Stock subject to options.

EXECUTIVE OFFICERS

Set forth below is information with respect to the individuals who serve as the executive officers of the Company.

Name	Age	Position
Richard A. Charpie	60	Chairman of the Board
Marc L. Dulude	52	Chief Executive Officer
Lawrence Rychlak	56	President and Chief Financial Officer
Robert Heeg	54	Executive Vice President

Richard A. Charpie — Dr. Charpie became the Chairman of the Board in connection with the Merger with Avatech. Our Bylaws provide that the Chairman is an executive officer of the Company. Information about Dr. Charpie, including his business experience during the past five years, is set forth above under the heading “Election of Directors”.

Marc L. Dulude — Mr. Dulude became Chief Executive Officer in connection with and pursuant to the terms of the Merger with Avatech. Information about Mr. Dulude, including his business experience during the past five years, is set forth above under the heading “Election of Directors”.

Lawrence Rychlak — Mr. Rychlak joined Avatech in May 2005 as Chief Financial Officer and was appointed President in October 2009. Following the Merger, Mr. Rychlak continued as the President and Chief Financial Officer of Rand Worldwide, Inc. Prior to joining the Company, he worked for Environmental Elements Corporation, where he served as interim president and Senior Vice President and Chief Financial Officer from 2001 to May 2005. Mr. Rychlak’s background also includes several senior financial positions in both for profit and not-for-profit organizations, business consulting with a regional consulting firm and eight years with an international accounting and consulting firm. He is a Certified Public Accountant and holds a Bachelor of Arts degree in Accounting and a Master’s degree in Business Administration from Loyola University Maryland.

Robert Heeg — Mr. Heeg joined Rand Worldwide in August 2000 as a Sales and Marketing Manager for the company’s IMAGINiT Technologies division. In August 2002, he was appointed US Country Manager of IMAGINiT Technologies and in 2004 was named Executive Vice President, and continued as Executive Vice President after the Merger. Prior to joining Rand Worldwide, Mr. Heeg served as the Vice President and General Manager of Anderson International Corp. from 1996 to 2000. He holds a Bachelor of Science degree in Electrical Engineering from Ohio University.

EXECUTIVE COMPENSATION

The following table provides detailed information about the remuneration (for services in all capacities) awarded to, earned by, or paid during the last two fiscal years to (i) the individual who served as the Company’s principal executive officer during fiscal year 2012 (the “PEO”), (ii) the Company’s two most highly compensated executive officers other than the PEO who were serving as executive officers as of June 30, 2012 and who earned more than $100,000 during fiscal year 2012, and (iii) up to two additional individuals for whom information would have been disclosed pursuant to the preceding item (ii) but for the fact that such individuals were not serving as executive officers as of June 30, 2012 (collectively, the “named executive officers”).

SUMMARY COMPENSATION TABLE

Name and principal position	Fiscal Year	Salary ($)	Bonus ($)	Option Awards ($)[1]	Non-equity Incentive Plan Compensation ($)	All Other Compensation ($)[2]	Total ($)
Marc L. Dulude	2012	287,417	0	107,743	107,500	8,745	511,405
Chief Executive Officer	2011	277,834	30,300	213,926	212,027	9,569	743,656

Lawrence Rychlak	2012	243,333	0	53,872	72,000	8,868	378,073
President and Chief Financial Officer	2011	235,542	25,377	106,963	169,621	9,115	546,618

Robert F. Heeg	2012	237,583	0	53,872	63,000	23,270	377,725
Executive Vice President	2011	232,334	24,998	106,963	169,621	23,436	557,352

(1)	For purposes of this table, the value of each equity award reflects the aggregate grant date fair value of that award computed in accordance with FASB ASC Topic 718, “Accounting for Stock Compensation”. See Note 1 to the consolidated audited financial statements contained in the Company’s Annual Report on Form 10-K for the year ended June 30, 2012 regarding the assumptions underlying the valuation of equity awards.
(2)	Amount represents employer matching contributions under the Company’s 401(k) plan and an annual $14,400 automobile allowance for Mr. Heeg.

Executive Compensation Philosophy and Employment Arrangements with Named Executive Officers

Compensation Philosophy

The Board maintains a separate Compensation Committee that is charged with establishing executive compensation. The Committee understands and values the vital impact that executive management has in achieving success for the Company and the creation of stockholder value, and it recognizes the highly competitive environment in which the Company must compete for top-level executive management. The overall objective in establishing executive compensation is to ensure that the Company can attract, retain, motivate and reward a high caliber, high performing executive team, which is continually focused on achieving long-term stockholder value. The Committee believes that the Company’s compensation program offers a competitive compensation package to all executive employees that takes into account both individual contributions and corporate performance. The Chief Executive Officer plays a role in recommending incentive plan compensation awards to the Compensation Committee and also serves as a director and votes on compensation matters of the senior management, except for his own compensation.

The Committee seeks to accomplish its goals by paying competitive base salaries augmented with performance-based incentives, and securing these benefits and the employment of the executives through written employment agreements when appropriate. Short-term compensation includes both base salary and performance-based cash bonus opportunities, while long-term incentives are generally in the form of equity based awards, with or without performance features. Both cash bonuses and long-term incentive plans align management’s interests with stockholders by incenting earnings growth and providing significant equity interest in the Company.

Base salaries are set at levels intended to foster career development among executives, consistent with the long-term nature of the Company’s business objectives. In setting base salary levels, consideration is given to salary levels paid to executives holding similar positions at other comparable organizations. Annual salary adjustments are determined after considering the executive’s performance during the immediately preceding year.

Employment Arrangements with Named Executive Officers

Messrs. Dulude, Rychlak and Heeg all have employment agreements with the Company.

Mr. Dulude’s agreement entitles him to an annual base salary of $283,500 plus an annual bonus targeted at $162,500 for fiscal year 2012, based on his achievement of certain performance goals established from time to time, and subject to annual review by the Compensation Committee. Mr. Dulude’s annual salary is currently set at $295,250. The agreement also entitles Mr. Dulude to participate in any long term incentive plan that may be adopted by the Board. Mr. Dulude is also entitled to participate in the Company’s benefit programs to the same extent as, and subject to the same terms, conditions and limitations applicable to, other employees of the Company, including 401(k) plan participation, life, health, dental, accident and short term and long term disability insurance. The effective date of his agreement is January 1, 2011 and the agreement may be terminated by the Company or Mr. Dulude at any time without prior notice. If the Company terminates the agreement without “Cause” (as defined in the agreement) or in the event of Mr. Dulude’s death or disability, then Mr. Dulude is entitled to salary and benefits continuation for a period of twelve (12) months provided that Mr. Dulude (or his estate, as the case may be) executes and delivers a release and waiver of claims acceptable to the Company within twenty eight (28) days of the termination. The Company will be deemed to have terminated Mr. Dulude without “Cause” if Mr. Dulude terminates his agreement and any of the following events occur and the Company does not take action to remedy such event within 30 days of receiving notice from Mr. Dulude of such event: (i) the Company substantially reduces or diminishes Mr. Dulude’s duties and responsibilities without Cause; (ii) the Company reduces Mr. Dulude’s base salary (other than in connection with a proportional reduction of the base salaries of a majority of the executive employees of the Company); or (iii) the Company permanently relocates Mr. Dulude without his written consent to another primary office unless Mr. Dulude’s primary office following such relocation is within 50 miles of his primary office immediately before the relocation or his permanent residence immediately prior to the date of his relocation. If Mr. Dulude is terminated by the Company with Cause or if Mr. Dulude voluntarily resigns, then he is entitled only to the amount owed for work done prior to the termination or resignation. In connection with his employment agreement, Mr. Dulude executed an Employee Confidentiality, Assignment of Inventions, Non-Competition and Non-Solicitation Agreement (the “Confidentiality Agreement”) pursuant to which he agreed, among other things, not to compete with the Company or any of its affiliates, during the term of his employment or for 12 months thereafter.

On August 7, 2010, in connection with the Merger, the Company and Mr. Rychlak entered into an Amended and Restated Employment Agreement to ensure that Mr. Rychlak’s employment agreement complies with Section 409A of the Internal Revenue Code, and to modify some severance provisions. Mr. Rychlak’s employment agreement calls for an annual salary of $235,000, subject to annual review, and the right to participate in all benefit plans offered by the Company to its executive officers, including participation in the Company’s 401(k) plan, its equity compensation plans and its fringe benefit plans. In addition, the agreement provides for an annual bonus, targeted at $107,750 for fiscal year 2012, based on his achievement of certain performance goals established from time to time, or a discretionary bonus as determined and awarded by the Compensation Committee. Mr. Rychlak’s annual salary is currently set at $245,000. Mr. Rychlak’s employment agreement provides for severance benefits if the Company terminates him without “Cause” (as defined in the agreement), if Mr. Rychlak terminates his employment for “Good Reason” (as defined in his agreement), or if he voluntarily resigns upon a “Change in Control” (as defined in the agreement). Severance benefits include the continuation of base salary and benefits (to the extent those benefit plans permit continued participation) for (i) 24 months if the termination occurs at any time prior to June 30, 2011, (ii) a period of months equal to 12 plus the number of full months remaining before July 1, 2012 if the termination occurs on or after June 30, 2011 but before June 30, 2012, and (iii) 12 months if the termination occurs on or after June 30, 2012. Mr. Rychlak agreed in his agreement that the Merger would not be deemed a Change in Control that would entitle him to voluntarily resign (other than for Good Reason) and thereafter receive severance. Under his agreement, Mr. Rychlak is prohibited from conflicts of interest and is required to maintain the confidentiality of nonpublic information regarding Rand and its customers. Additionally, Mr. Rychlak is bound by a covenant not to compete and not to interfere with other employees of Rand if his employment is terminated for any reason.

Mr. Heeg’s employment agreement, dated May 7, 2008, is with Rand IMAGINiT Technologies, Inc., a subsidiary of the Company that was acquired in the Merger, and provides for an annual salary of $220,000, subject to annual review and adjustment, and the right to participate in all benefit plans offered by the Company to its executive officers, including participation in the Company’s 401(k) plan, its equity compensation plans and its fringe benefit plans. In addition, the agreement provides for an annual bonus, targeted at $105,250 for fiscal year 2012, based on his achievement of certain performance goals established from time to time, or a discretionary bonus as determined and awarded by the Compensation Committee. Mr. Heeg’s annual salary level is currently set at $238,750. The agreement may be terminated by the Company or Mr. Heeg at any time without prior notice. If the Company terminates the agreement without “Cause” (as defined in the agreement) or in the event of Mr. Heeg’s death or disability, then Mr. Heeg or his estate is entitled to salary and benefits continuation for a period of twelve (12) months provided that Mr. Heeg executes and delivers a release and waiver of claims acceptable to the Company within twenty eight (28) days of the termination. If Mr. Heeg is terminated by the Company with Cause or if Mr. Heeg voluntarily resigns, then he is entitled only to the amount owed for work done prior to the termination or resignation. In connection with his employment agreement, Mr. Heeg executed an Employee Confidentiality, Assignment of Inventions, Non-Competition and Non-Solicitation Agreement (the “Confidentiality Agreement”) pursuant to which he agreed, among other things, not to compete with Rand Worldwide or any of its affiliates during the term of his employment or for 12 months thereafter.

Executive Bonuses

The Company maintains an Annual Cash Bonus Plan which is designed to pay out cash bonuses based on the achievement of pre-established levels of annual earnings before interest, taxes, depreciation and amortization (“EBITDA target”). For the year ended June 30, 2012, management met the EBITDA threshold established by the Board at the beginning of the fiscal year and Messrs. Dulude, Rychlak and Heeg were awarded cash bonuses of $107,500, $72,000 and $63,000, respectively, in accordance with the provisions of the plan.

In addition, in February 2012, the Board of Directors, in recognition of management’s successful efforts relating to the Merger integration of the operations of Avatech Solutions, Inc. and Rand Worldwide, Inc., awarded a Special Recognition Bonus to Messrs. Dulude, Rychlak and Heeg of $30,300, $25,377 and $24,998, respectively.

Long-Term Incentive Compensation/Equity Based Awards

The Compensation Committee believes that equity based compensation is among the most effective means of creating a long-term link between the interests of the Company’s stockholders and the performance of our organization and its executive team. Vesting schedules for equity based awards also encourage officer retention. To further this objective, the Company has adopted the 2002 Option Plan and the Avatech Solutions, Inc. Restricted Stock Award Plan (the “Stock Award Plan”). The Company’s ability to grant options under the 2002 Option Plan terminated in 2012 by its terms, but stock options granted under that plan were outstanding at June 30, 2012.

Under the 2002 Option Plan, executives are eligible to receive options to purchase shares of Common Stock at a price equal to the fair market value of a share of Common Stock on the date of grant. Under the Stock Award Plan, executives are eligible to receive shares of Common Stock that may be subject to restrictions on transfer pending the vesting of those awards. Under both plans, the number of shares subject to each award, the period of its exercisability and any restrictions imposed on the award are based on competitive market practices, company performance, and the performance of the executive receiving the award. The Compensation Committee recommends, in its discretion, the form, number, and terms of equity based awards, and the full Board of Directors approves the awards.

In May 2012, the Compensation Committee recommended and the Board of Directors approved the grant of stock options to Messrs. Dulude, Rychlak and Heeg based upon the totals of previous awards and each executive officer’s performance. The stock options expire ten years from the date of grant, vest annually over a four-year period and have an exercise price of $0.80 per share. These awards were as follows:

Named Executive Officer	Number of Options Awarded
Marc L. Dulude	278,550
Lawrence Rychlak	139,275
Robert Heeg	139,275

Equity Compensation

The following table sets forth certain information about options under the Company’s equity compensation plans that remain unexercised at June 30, 2012. As of that date, no other forms of equity awards were outstanding.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

Name and principal position	Number of Securities Underlying Unexercised Options (#) Exercisable[1]	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date[2]
Marc L. Dulude	139,275	417,825	[2]	$0.70	5/10/2021
Chief Executive Officer	-0-	278,550	[3]	$0.80	5/21/2022

Lawrence Rychlak	100,000	-0-		$0.50	5/9/2015
President and Chief Financial Officer	100,000	-0-		$1.05	10/20/2015
	50,000	-0-		$1.71	9/29/2016
	100,000	-0-		$0.84	10/29/2017
	69,638	208,912	[4]	$0.70	5/11/2021
	-0-	139,275	[5]	$0.80	5/21/2022

Robert F. Heeg	69,638	208,912	[4]	$0.70	5/10/2021
Executive Vice President	-0-	139,275	[5]	$0.80	5/21/2022

(1)	In accordance with the terms of the stock option agreements, all outstanding equity awards held by Messrs. Rychlak and Davis as of the date of the Merger became vested upon closing of the Merger.
(2)	139,275 shares become vested each May 10, 2013, 2014 and 2015.
(3)	69,638 shares become vested each May 13, 2013, 2014, 2015 and 2016.
(4)	69,638 shares become vested each May 10, 2013, 2014 and 2015.
(5)	34,819 shares become vested each May 13, 2013, 2014, 2015 and 2016.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires directors and executive officers of the Company and each person who beneficially owns more than ten percent of the outstanding shares of Common Stock to file with the SEC an initial report of beneficial ownership on Form 3 and reports with respect to subsequent changes in beneficial ownership of such securities on Form 4 or Form 5. To the Company’s knowledge, based solely upon the review of the copies of such reports furnished to the Company, these persons timely filed all reports required by Section 16(a) during the fiscal year ended June 30, 2012.

AUDIT COMMITTEE REPORT

The Audit Committee has reviewed and discussed with management the audited financial statements of the Company and its subsidiaries for fiscal year ended June 30, 2012.

The Audit Committee has discussed with Stegman & Company, the Company’s independent registered public accounting firm (“Stegman”), the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1 AU Section 380), as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T. The Audit Committee has received the written disclosures and the letter from Stegman required by applicable requirements of the PCAOB regarding Stegman’s communications with the Audit Committee concerning independence, and has discussed Stegman’s independence with them.

Based on the foregoing review and discussions, the Audit Committee recommended to the Company’s Board of Directors that the audited financial statements for the fiscal year ended June 30, 2012 be included in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2012 for filing with the SEC.

By:	AUDIT COMMITTEE

Suzanne E. MacCormack, Chair
George M. Davis
Peter H. Kamin

APPROVAL OF THE COMPANY’S OMNIBUS EQUITY COMPENSATION PLAN (Proposal 2)

At the Annual Meeting, stockholders will be asked to approve the Company’s Omnibus Equity Compensation Plan (the “Omnibus Plan”), a copy of which is attached to this definitive proxy statement as Appendix A and incorporated herein by reference. The following summary of key provisions of the Omnibus Plan is qualified in its entirety by reference to the attached Omnibus Plan document. Based upon the recommendation of the Board’s Compensation Committee, the Board of Directors approved the form of the Omnibus Plan on August 22, 2012 and recommended that it be submitted to the stockholders for approval at this year’s Annual Meeting.

Purpose

As discussed above, the Company’s Compensation Committee believes that equity based compensation is among the most effective means of creating a long-term link between the interests of the Company’s stockholders and the performance of our organization and its executive team. To meet this objective, the Company has historically relied primarily on stock option awards. The Company’s prior plan, the 2002 Option Plan, expired in 2012, so the Company does not currently have the ability to continue its practice of granting equity awards. At the 2011 annual meeting of stockholders, the Company’s stockholders approved an amendment to the 2002 Option Plan to increase the number of shares of common stock that could be issued thereunder by 3,700,000. Upon the termination of the 2002 Option Plan, these additional shares (to the extent they were not issued and/or are not subject to options granted prior to termination) reverted to unreserved, authorized but unissued shares of the Company’s common stock.

The Omnibus Plan was adopted by the Board in part to permit the Company to continue its practice of granting stock options. In addition, the Compensation Committee and the Board believe that it would be in the Company’s best interests to implement a plan that provides for flexibility with respect to the types of equity awards that could be used to incentivize non-employee directors and certain key employees, including management. The Omnibus Plan is a broad-based plan that permits the grant of various award types in addition to stock options, and has been designed to advance the interests of the Company and its stockholders by providing key management employees, non-employee directors and other eligible participants with innovative financial incentives, through stock and performance based awards, to: (i) align participants’ interests with the interests of the Company’s stockholders in the long-term success of the Company; (ii) continue to provide management with an equity ownership in the Company tied to our performance; (iii) attract, motivate and retain key employees and non-employee directors; and (iv) provide incentives to management for continuous employment with the Company.

Effective Date and Term

The Omnibus Plan will be effective if and on the date that it is approved by stockholders at the Annual Meeting. Unless sooner terminated by the Board, the Omnibus Plan will terminate on the earlier of the date that all shares reserved for issuance have been awarded or August 22, 2022.

Administration

The Board’s Compensation Committee will administer the Omnibus Plan. Among other powers, the Compensation Committee will have full and exclusive power to: (i) determine the employees and non-employee directors to whom grants may be made under the Omnibus Plan; (ii) determine the type, size and terms of the grants to be made to each participant; (iii) determine the time when the grants will be made and the duration of any applicable exercise or restriction period, including the criteria for exercisability and the acceleration of exercisability; (iv) amend the terms of any previously issued grant, subject to certain limitations contained in the Omnibus Plan; (v) adopt guidelines separate from the Omnibus Plan that set forth the specific terms and conditions for grants; and (vi) deal with any other matters arising under the Omnibus Plan.

Eligibility for Participation

The Omnibus Plan is available to all employees of the Company and its subsidiaries, including employees who are officers or members of the Board, all non-employee directors and consultants of the Company and its subsidiaries. Subject to the provisions of the Omnibus Plan, the Compensation Committee has the authority to select from all eligible individuals those to receive grants and will determine the terms and conditions of the grant and number of shares of common stock subject to each grant. As of October 1, 2012, there were six non-employee directors, three executive officers, and approximately 406 other employees (including officers who are not executive officers) who would have been eligible to participate in the Omnibus Plan.

Types of Grants

The Omnibus Plan permits the Compensation Committee, in its sole discretion, to grant various forms of incentive grants. The Compensation Committee has the power to grant stock options, stock awards, stock units, performance units, and other stock-based awards. Each grant will be reflected in an agreement between the Company and the participant, will be subject to the applicable terms and conditions of the Omnibus Plan and any guidelines adopted under the Omnibus Plan, and may also be subject to other terms and conditions contained in the grant agreement consistent with the Omnibus Plan that the Compensation Committee deems appropriate, including restrictions on vesting and exercise and provisions related to settlement in the event of a participant’s death, disability or termination of employment. The provisions of the various agreements entered into under the Omnibus Plan do not need to be identical.

Stock Options. Stock options allow the participant to buy a certain number of shares of common stock of the Company at an exercise price equal to at least the fair market value (as determined by the Compensation Committee) on the date the option is granted. The Compensation Committee may grant stock options intended to qualify as incentive stock options (“ISOs”) within the meaning of Section 422 of the Code, so-called “nonstatutory options” that are not intended to qualify as incentive stock options (“NSOs”), or any combination of ISOs and NSOs. All persons eligible to participate in the Omnibus Plan may receive a grant of NSOs. Only employees of the Company and its subsidiaries may receive a grant of ISOs.

The Compensation Committee fixes the exercise price per share for options on the date of grant, provided that the exercise price of any option granted under the Omnibus Plan can never be less than the fair market value of the underlying shares of common stock on the date of grant and provided further that, if a participant who will be granted an ISO is a person who holds more than 10% of the total combined voting power of all classes of outstanding voting securities of the Company, the exercise price per share of an ISO granted to such person must be at least 110% of the fair market value of a share of common stock on the date of grant. To the extent that the aggregate fair market value of shares of common stock, determined on the date of grant, with respect to which ISOs (under all of the Company’s equity compensation plans) become exercisable for the first time by a participant during any calendar year exceeds $100,000, such ISOs will be treated as NSOs.

The Compensation Committee determines the term of each option, provided that no option may have a term greater than 10 years from the date of grant and provided further that, if the recipient of an ISO is a person who holds more than 10% of the combined voting power of all classes of outstanding stock of the Company, the term of that person’s ISO may not exceed five years from the date of grant. The vesting period for options commences on the date of grant and ends on a date that is determined by the Compensation Committee, in its sole discretion, which is specified in the grant agreement. A participant may exercise an option by delivering notice of exercise to the Company or its designated agent. Payment of the exercise price and any withholding taxes for an option may be made in cash or by certified, cashier’s or personal check; provided, however, that if payment is made by personal check, then the written notice of exercise shall not be effective, and the shares of common stock payable upon exercise shall not be issued to the participant, until the date on which the Company receives confirmation from its financial institution that the personal check has been paid in full.

Options may be exercised in such manner and at such times as the Compensation Committee determines; provided that options may be exercised only while the participant is employed by or providing service to the Company or within a specified period of time after termination of such employment or service. If a participant’s employment or service with the Company terminates for any reason other than because the participant becomes disabled (as defined in Section 22(e)(3) of the Code), dies or is terminated by the Company for “cause” (as defined in the Omnibus Plan), then any option held by the participant may be exercised by the participant at any time within the shorter of the option term or 45 days after the date of such termination, but only to the extent that the option was exercisable at the time of such termination. If a participant’s employment or service with the Company terminates because the participant becomes disabled (as defined in Section 22(e)(3) of the Code) or dies, then any option held by that participant may be exercised by the participant or the participant’s trustee, executor or administrator, as applicable, at any time within the shorter of the option term or twelve (12) months after the date of such termination, but only to the extent the option was exercisable at the time of such termination. If a participant’s employment or service with the Company is terminated by the Company for “cause”, then any option held by that participant, whether vested or unvested, shall immediately lapse and be forfeited as of the date of termination. In all cases, any option (or portion thereof) that is not exercisable at the time of a participant’s termination of employment or service or which is exercisable but is not exercised within the time periods described above shall terminate. Military or sick leave shall not be deemed a termination under the Omnibus Plan provided that such leave does not exceed the longer of three (3) months or the period during which the reemployment rights of the absent employee are guaranteed by statute or by contract. Notwithstanding anything to the contrary, a participant whose employment or service terminates because of retirement may exercise the participant’s NSOs within twelve (12) months after the date of retirement but only to the extent such NSOs were exercisable on the date of retirement and in no event after the option term.

Stock Awards. The Compensation Committee may grant a stock award to anyone eligible to participate in the Omnibus Plan. A stock award involves the immediate transfer by the Company to the participant of a specific number of shares of common stock. These shares may be issued or transferred for cash consideration or for no cash consideration, and subject to restrictions or no restrictions, as determined by the Compensation Committee. If the shares are restricted, the restrictions will lapse over a period of time or according to such other criteria as the Compensation Committee deems appropriate, including restrictions based on the achievement of specific performance goals. For as long as a stock award is subject to restrictions, a participant may not sell, assign, transfer, pledge or otherwise dispose of the shares granted thereby except upon death as described in the “Transferability” paragraph below. The Compensation Committee shall determine to what extent, and under what conditions, the participant shall have the right to vote shares awarded pursuant to a stock award and to receive dividends or other distributions paid on such shares during the restriction period. The Compensation Committee may determine that a Participant’s entitlement to dividends or other distributions with respect to a stock award shall be subject to achievement of performance goals or other conditions. Each grant agreement will state the circumstances under which a participant may retain a stock award after termination of employment or service and the circumstances under which a stock award may be forfeited.

Stock Units. The Compensation Committee may grant stock units to anyone eligible to participate in the Omnibus Plan. A grant of a stock unit is similar to a stock award, except that no shares of common stock are immediately transferred to the participant. In addition, holders of stock units will have no voting rights. Upon the lapse of any restrictions or the satisfaction of performance or other conditions related to a stock unit, or under any other circumstance provided in the grant agreement, the participant is entitled to receive, without any payment to the Company, an amount equal to the fair market value of the shares of common stock represented by the stock unit on the date of exercise. Payment to the participant of the stock unit value will be in cash, in shares of common stock, or in combination of cash and shares of common stock, as determined by the Compensation Committee, which payment may be made at the expiration of a specified period or deferred to a date authorized by the Compensation Committee. Each grant agreement will state the circumstances under which a participant may retain a stock unit after termination of employment or service and the circumstances under which a stock unit may be forfeited.

Performance Units. The Compensation Committee may grant performance units to anyone eligible to participate in the Omnibus Plan. A performance unit will represent the right of the participant to receive a share of common stock or an amount based on the value of a share of common stock, if specified performance goals are met. The terms and conditions of each grant, including the performance period, performance goals, and any other terms and conditions of the grant, will be established by the Compensation Committee. Payment to the participant of the performance unit value will be in cash, in shares of common stock, or in a combination of cash and shares of common stock, as determined by the Compensation Committee, which payment may be made at the expiration of a specified period or deferred to a date authorized by the Compensation Committee. The Compensation Committee will establish in each grant agreement a target amount to be paid under a performance unit based on achievement of performance goals. Each grant agreement will state the circumstances under which a participant may retain a performance unit after termination of employment or service and the circumstances under which a performance unit may be forfeited.

Other Stock-Based Awards. The Compensation Committee may grant any other cash-based awards or any other award that is based on, measured by or payable in shares of common stock to anyone eligible to participate in the Omnibus Plan, on such terms and conditions as it deems appropriate. These grants may be subject to achievement of performance goals or other conditions and may be payable in cash or in shares of common stock, or in a combination of cash and shares of common stock, as determined by the Compensation Committee.

Performance Measures

The Omnibus Plan provides that the Compensation Committee may make the degree of payout and/or vesting of any grant dependent upon the attainment of certain performance goals, measured over certain performance periods. These goals could include, without limitation, stock price, earnings per share of stock, net earnings or profits, operating earnings, return on assets, stockholder return, return on equity, growth in assets, unit volume, sales, market share, or strategic business criteria consisting of one or more objectives based on meeting specific revenue goals, market penetration goals, geographic business expansion goals, cost targets, cash position or goals relating to acquisitions or divestitures. The performance goals may relate to the participant’s business unit or the performance of the Company, an affiliate, a subsidiary or the Company and its affiliates and subsidiaries as a whole, or any combination of the foregoing. Performance goals need not be uniform as among participants.

Shares Available for Grants; Maximum Grants

Up to 2,000,000 shares of the common stock of the Company will be available for issuance to participants under the Omnibus Plan. This number was determined based on the Compensation Committee’s current philosophy and plans with respect to equity compensation and may be increased in the future pursuant to an amendment to the Omnibus Plan that is adopted by the Board of Directors and approved by the Company’s stockholders. Shares of common stock related to any unexercised or unvested award granted under the Omnibus Plan that terminates, expires, or lapses for any reason, and shares of common stock issued pursuant to the exercise of a grant that are subsequently cancelled, forfeited, exchanged or surrendered for any reason, will become available for re-grant under the Omnibus Plan. Awards paid in cash will not be counted against these limits.

All grants will be expressed in shares of common stock.

Deferrals

To the extent permitted by law, the Compensation Committee may permit or require a participant to defer receipt of the payment of an award.

Tax Withholding

To the extent that a participant incurs any tax liability in connection with the exercise or receipt of a grant under the Omnibus Plan, the Company has the right to deduct or withhold, or to require the participant to pay to the Company, the minimum statutory amount to satisfy federal, state and local tax withholding obligations. In addition, the Compensation Committee may allow the participant to satisfy the withholding obligation by allowing the Company to withhold a portion of the shares to be issued to the participant. Shares that are withheld would be available for future grants under the Omnibus Plan.

Transferability

Generally, unless specifically allowed by the Compensation Committee and set forth in a grant agreement, grants granted under the Omnibus Plan may not be transferred other than by will or the laws of descent and distribution, except that the Compensation Committee may permit a participant to transfer (subject to compliance with applicable securities laws) his or her NSOs to his or her spouse, lineal ascendants and descendants, or to a trust for the benefit of such persons. Unless otherwise provided in a grant agreement, grants granted under the Omnibus Plan may be exercised only by the participant or his or her legal guardian or representative during the participant’s lifetime.

Adjustments for Changes in Capitalization and Other Corporate Changes

If there is any change in the number or kind of shares of common stock outstanding (i) by reason of a stock dividend, spinoff, recapitalization, stock split, or combination or exchange of shares, (ii) by reason of a merger, reorganization or consolidation, (iii) by reason of a reclassification or change in par value, or (iv) by reason of any other extraordinary or unusual event affecting the outstanding shares of common stock as a class without the receipt of consideration by the Company, or if the value of outstanding shares is substantially reduced as a result of a spinoff or the Company’s payment of an extraordinary dividend or distribution, then the maximum number of shares available for issuance under the Omnibus Plan, the maximum number of shares for which any individual may receive pursuant to grants in any year, the number of shares covered by outstanding grants, the kind of shares to be issued or transferred under the Omnibus Plan, and the price per share or the applicable market value of such grants shall be appropriately adjusted by the Compensation Committee to reflect any increase or decrease in the number of, or change in the kind or value of, issued shares to preclude, to the extent practicable, the enlargement or dilution of rights and benefits under such grants.

Repricings and Substitutions of Grants

Without the prior approval of the Company’s stockholders, no grant may be repriced, replaced, regranted through cancellation or otherwise modified if the effect would be to reduce the exercise price for the shares underlying the grant, except for modifications that occur because of the capitalization or other corporate changes discussed in the preceding paragraph. In addition, no grant that is “under water” may be canceled for the purpose of granting a replacement grant of a different type without stockholder approval. A grant is considered “under water” if the value of the share underlying the grant does not exceed the current fair market value of such share.

Amendment and Termination

The Company’s Board of Directors may, at any time and from time to time and in any respect, amend or modify the Omnibus Plan, including to ensure that the Omnibus Plan and each grant granted under the Omnibus Plan comply with applicable law, regulations and stock exchange rules. Without stockholder approval, however, the Board may not adopt any amendment that would require the vote of stockholders of the Company under the Code or any amendment affecting “covered employees” that requires the vote of the Company’s stockholders under Section 162(m) of the Internal Revenue Code. The Company’s CEO and other named executive officers are “covered employees”. No amendment or modification of the Omnibus Plan or any grant agreement may adversely affect any outstanding grant without the written consent of the participant holding the grant, except to the extent such amendment or modification is required to comply with any applicable law, regulation or rule to which the Company is subject.

The Board may also terminate the Omnibus Plan at any time. The termination of the Omnibus Plan will have no effect on grants that were outstanding at the time of termination, which will remain outstanding pursuant to their terms.

Change in Control

Upon a Change in Control, unless varied by the Committee in any particular grant agreement, (i) the Company will provide each participant with outstanding grants written notice of such Change in Control, (ii) participants holding outstanding performance units will receive payment in settlement of such performance units, in an amount determined by the Compensation Committee, based on the participant’s target payment for the performance period and the portion of the performance period that precedes the Change in Control, (iii) all outstanding stock units shall become payable in cash or shares in an amount not less than their target amounts, as determined by the Compensation Committee, (iv) other stock-based awards will become fully payable in cash or shares, in amounts determined by the Compensation Committee. Where the Company is not the surviving Company (or survives only as a subsidiary of another Company), unless varied by the Committee in any particular grant agreement, all outstanding options that are not exercised will be assumed by, or replaced with comparable options and rights by, the surviving Company (or a parent or subsidiary of the surviving Company), and other grants that remain outstanding will be converted to similar grants of the surviving Company (or a parent or subsidiary of the surviving Company).

Notwithstanding the foregoing, but only to the extent permitted by the applicable law, including Section 409A of the Code, in connection with the consummation of a Change in Control, the Compensation Committee may take any of the following actions: (i) with respect to any or all outstanding options, without the consent of any participant: (A) it may accelerate outstanding options so that they become fully exercisable prior to the Change in Control, (B) it may require that participants surrender their outstanding options in exchange for a payment by the Company, in cash or shares as determined by the Compensation Committee, in an amount equal to the amount by which the then fair market value subject to the participant’s unexercised options exceeds the exercise price of the options, or (C) after giving participants an opportunity to exercise their outstanding options, the Compensation Committee may terminate any or all unexercised options at such time as it deems appropriate; or (ii) with respect to any or all unvested stock awards, without the consent of any participant: (A) it may accelerate the vesting of stock awards, or (B) it may require that participants surrender their unvested stock awards in exchange for a payment by the Company in an amount equal to the then aggregate fair market value of the shares of stock subject to the stock award. Any aforementioned acceleration will take place as of the date specified by the Compensation Committee, and any aforementioned surrender, termination or settlement will take place as of the date of the Change in Control or such other date as the Compensation Committee may specify.

Under the Omnibus Plan, a “Change in Control” will occur upon any of the following events:

•

Any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes, within the 12-month period ending on the date of such person’s most recent acquisition, a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than 50% of the voting power of the then outstanding securities of the Company; provided that a Change in Control shall not be deemed to occur as a result of a transaction in which the Company becomes a subsidiary of another Company and in which the stockholders of the Company, immediately prior to the transaction, will beneficially own, immediately after the transaction, securities entitling such stockholders to more than 50% of all votes to which all stockholders of the parent Company would be entitled in the election of directors (without consideration of the rights of any class of stock to elect directors by a separate class vote); and provided further that ownership or control of the Company’s voting securities, individually or collectively, by any “parent corporation” or any “subsidiary corporation” of the Company (as such terms are defined in Section 424 of the Code) that is a benefit plan sponsored by the Company or any “parent corporation” or any “subsidiary corporation” of the Company shall not constitute a Change in Control.

•

The consummation of (A) a merger, consolidation, or similar extraordinary event involving the Company and another entity where the stockholders of the Company, immediately prior to the merger, consolidation or similar extraordinary event, will not beneficially own, immediately after the merger, consolidation or similar extraordinary event, shares entitling such stockholders to more than 50% of all votes to which all stockholders of the surviving Company would be entitled in the election of directors (without consideration of the rights of any class of stock to elect directors by a separate class vote), or (B) a sale or other disposition of all or substantially all of the assets of the Company; or

•

During any 12-month period after the effective date of the Omnibus Plan, individuals who at the beginning of such period constituted the Board cease for any reason to constitute a majority thereof, unless the election, or the nomination for election by the Company’s stockholders, of at least a majority of the directors who were not directors at the beginning of such period, was approved by a vote of at least two-thirds of the directors then in office at the time of such election or nomination who either (A) were directors at the beginning of such period or (B) whose appointment, election or nomination for election was previously so approved.

The Compensation Committee may modify this definition of a Change in Control for a particular grant as it deems appropriate to comply with Section 409A of the Code and any related regulations or other guidance promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service.

Although the foregoing provisions are included in the Omnibus Plan primarily for the protection of a participant in the event of a Change in Control of the Company, they may also be regarded as having an anti-takeover effect, which may reduce the Company’s vulnerability to hostile takeover attempts and certain other transactions which have not been negotiated with and approved by the Board.

Registration of Shares

As soon as is practicable after the Omnibus Plan is approved by stockholders, the Company intends to register the shares of its common stock necessary to fund the Omnibus Plan on a Registration Statement on Form S-8 under the Securities Act of 1933, as amended.

Certain Federal Income Tax Consequences

The federal income tax consequences arising with respect to grants granted under the Omnibus Plan will depend on the type of the grant. The following provides only a general description of the application of federal income tax laws to certain grants under the Omnibus Plan, based on current federal income tax laws. This discussion is intended for the information of stockholders considering how to vote at the meeting and not as tax guidance to participants in the Plan, as the consequences may vary with the types of grants made, the identity of the recipients, and the method of payment or settlement. This summary is not intended to be exhaustive and, among other things, does not address the effects of other federal taxes (including possible “golden parachute” excise taxes) or taxes imposed under state, local, or foreign tax laws. Participants should not rely on this discussion for individual tax advice, as each participant’s situation and the tax consequences of exercising grants and disposing of the underlying shares of common stock will vary depending upon the specific facts and circumstances involved. Each participant is advised to consult with his or her own tax advisor.

Incentive Stock Options. A participant will not recognize income upon the grant or exercise of an award that qualifies as an ISO under the Omnibus Plan. However, the difference between the fair market value of the stock on the date of exercise and the exercise price is an item of tax preference which may cause the participant to be subject to the alternative minimum tax in the year in which the ISO is exercised.

If a participant exercises an ISO and does not dispose of the underlying shares within (i) two years from the date of grant of the ISO, and (ii) one year from the date of exercise, the participant will generally recognize capital gain or loss on a subsequent sale of the stock equal to the difference between the sales price and the exercise price. If a participant disposes of common stock acquired upon exercise of an ISO before the expiration of either the two-year or the one-year holding periods described in the preceding sentence (each a “disqualifying disposition”), the participant will generally realize ordinary income in an amount equal to the lesser of (a) the excess of the fair market value of the shares on the date of exercise over the exercise price, or (b) the excess of the fair market value of the shares on the date of disposition over the exercise price. The Company will not be allowed any deduction for federal income tax purposes at either the time of grant or the time of exercise of an ISO. Upon any disqualifying disposition by a participant, the Company will generally be allowed a deduction to the extent the participant realizes ordinary income.

Nonstatutory Options. A participant who is granted an option under the Omnibus Plan which does not qualify as an ISO shall be treated as having been granted a nonstatutory option. Generally, the grant of an NSO does not result in a participant recognizing income. Upon the exercise of an NSO, the participant will recognize ordinary income in an amount equal to the excess of the fair market value of the shares of the common stock at the time of exercise over the exercise price of the NSO. The Company will generally be entitled to a deduction for federal income tax purposes in an amount equal to the amount included in income by the participant, provided the Company satisfies its information reporting obligations with respect to such income.

On a subsequent sale of the shares of the common stock, the participant will recognize capital gain or loss equal to the difference between the amount realized from the sale of stock and the participant’s adjusted basis in those shares, which will generally be the sum of the amount paid and the amount of income previously recognized by the participant in connection with the exercise of the NSO. Such capital gain or loss will be long or short term depending upon the holding period for such shares.

Stock Awards. In general, the grant of restricted stock has no tax effect on the Company or the participant. When the shares become vested pursuant to the restricted stock award, the participant will recognize ordinary income equal to the fair market value of the shares delivered to him or her under the restricted stock award and the Company will generally be allowed a federal income tax deduction in an amount equal to the amount included in income by the participant, provided (i) such amount constitutes an ordinary and necessary business expense, and (ii) the Company satisfies its information reporting obligations with respect to such income. Such deduction will be allowed in the tax year in which the participant recognizes such income.

In general, the grant of stock that is not restricted will cause the participant to recognize ordinary income equal to the fair market value of the shares delivered to him or her under the stock award and will allow the Company to receive a federal income tax deduction in an amount equal to the amount included in income by the participant, provided (i) such amount constitutes an ordinary and necessary business expense, and (ii) the Company satisfies its information reporting obligations with respect to such income. Such deduction will be allowed in the tax year in which the participant recognizes such income.

Within thirty (30) days after the date restricted stock is transferred pursuant to a grant, a participant may elect under Section 83(b) of the Code to be taxed on the fair market value of the restricted stock at the time of the grant, rather than at the time the restricted stock is no longer subject to a substantial risk of forfeiture or becomes transferable. In such case, the Company would be allowed a federal income tax deduction in the year of the grant. If such an election is made, the participant will not recognize any income at the time the restricted stock becomes unrestricted. If the participant subsequently forfeits the restricted stock, the participant will not be allowed a deduction in respect of such forfeiture, and no refund will be available to the participant for the taxes previously paid, nor shall the Company have any obligation to reimburse the participant.

Regardless of whether a participant makes a Section 83(b) election, upon a subsequent sale or exchange of the restricted stock, the participant will recognize capital gain or loss based on the difference between the amount realized from the sale of stock and the participant’s adjusted basis in those shares, which will generally be the sum of the amount paid (if any) and the amount of income previously recognized by the participant. The capital gain or loss will be long-term gain or loss if the shares are held by the participant for at least one year after the restrictions lapse or the shares become transferable, whichever occurs first. If a Section 83(b) election is made, the participant’s holding period in the shares will begin to run from the date of the transfer.

Stock Units and Performance Units. A participant who is granted a stock unit or a performance unit under the Omnibus Plan will not recognize taxable income at the time of grant so long as the grant is nontransferable and is subject to a substantial risk of forfeiture as a result of performance-based vesting targets, continued services requirements or other conditions that must be satisfied before delivery of the cash and/or shares of common stock payable pursuant to the grant. The recipient will generally recognize ordinary income immediately if there is no substantial risk of forfeiture at the time of grant or at the time the substantial risk of forfeiture expires or is removed. If, however, a grant agreement relating to a stock unit permits the participant to defer the receipt of the grant amount until some date after the substantial risk of forfeiture expires or is removed, then the recipient will generally recognize ordinary income at the expiration of the deferral period rather than on date the substantial risk of forfeiture expires or is removed. In either case, the Company will generally be entitled to a corresponding deduction equal to the amount of income the recipient recognizes. Upon a subsequent sale of shares of common stock received as payment of a grant, the recipient will recognize capital gain or loss equal to the difference between the sales price and the participant’s adjusted basis in those shares, which will generally be the amount of income previously recognized by the participant.

Limitation on Income Tax Deduction. Under Section 162(m) of the Code, the Company’s federal income tax deductions may be limited to the extent that total compensation paid to a “covered employee” exceeds $1,000,000 in any one year. The Company can, however, preserve the deductibility of certain compensation in excess of $1,000,000 if it complies with the conditions imposed by Section 162(m), including the payment of performance-based compensation pursuant to a plan approved by stockholders. The Omnibus Plan has been designed to enable any grant granted by the Compensation Committee to a “covered employee” to qualify as performance-based compensation under Section 162(m).

Miscellaneous Tax Issues. Compensation to a participant who is an employee which results from grants under the Omnibus Plan will constitute wages for purposes of the Federal Insurance Contributions Act and the Federal Unemployment Tax Act and thus will result in additional tax liability to the Company, generally with respect to each grant at the time that such grant is no longer subject to a substantial risk of forfeiture or becomes transferable.

Compliance with Section 409A of the Code. Section 409A of the Code governs certain types of non-qualified deferred compensation. The Omnibus Plan contemplates both deferred compensation that is subject to Section 409A and deferred compensation that is not subject to Section 409A. The Omnibus Plan requires that it be administered so that neither it nor any grant granted under it violates Section 409A of the Code. Accordingly, the Committee is required to structure all grants so that they are either exempt from or comply with Section 409A of the Code, and the Board and the Committee are permitted, within the bounds of the Omnibus Plan and applicable law, including Section 409A of the Code, to interpret the Omnibus Plan and/or any grant agreement, and to make any and all amendments to the Omnibus Plan or any grant agreement, to ensure that all grants are either exempt from or comply with Section 409A.

Consideration to be Received by the Company for Grants

The Company may receive monetary consideration upon the issuance of stock under a stock award, if and in the amount determined by the Compensation Committee at the time of grant and set forth in the grant agreement. The Company will receive no monetary consideration other than the option price for shares of common stock delivered to participants upon the exercise of stock options. Pursuant to Section 1032 of the Code, the consideration received by the Company for the issuance of the stock or the exercise of an option will not be subject to federal income tax. The Company will receive no monetary consideration upon the vesting of stock units, performance units, or other stock-based awards.

Stock Price

On September 17, 2012, the closing price of the shares of the common stock of the Company as reported on the Over-The-Counter Bulletin Board (OTCBB: RWWI) was $0.75 per share.

Interest of Certain Persons in the Approval of the Omnibus Plan; Future Omnibus Plan Benefits

The Company’s current directors, director nominees and executive officers have an interest in the proposal to approve the Omnibus Plan, as each would be eligible to receive awards under the Omnibus Plan. The benefits that will be received by or allocated to eligible persons under the Omnibus Plan, including each of the current directors, director nominees, and named executive officers, the current executive officers as a group, the current directors who are not executive officers as a group, and all employees, including all current officers who are not executive officers, as a group, are discretionary and are not presently determinable.

During the Company’s fiscal year ended June 30, 2012, stock options to purchase 557,100 shares of Common Stock, in the aggregate, were granted under the 2002 Option Plan to the current executive officers, stock options to purchase 30,000 shares of Common Stock, in the aggregate, were granted under the 2002 Option Plan to current directors who are not executive officers, and stock options to purchase 370,260 shares of Common Stock, in the aggregate, were granted under the 2002 Option Plan to employees, including current officers who are not executive officers.

Quorum; Vote Required; Manner of Approval

A quorum for the Annual Meeting consists of a majority of the sum of (i) the shares of Common Stock outstanding as of the Record Date, and (ii) the shares of Common Stock into which the outstanding shares of Preferred Stock as of the Record Date may be converted, in each case, that are present at the meeting in person or by proxy and entitled to vote. The affirmative vote of holders of a majority of (a) the outstanding shares of the Common Stock as of the Record Date and (b) the number of shares of Common Stock into which the outstanding shares of Series D and E Preferred Stock may be converted as of the Record Date which are present in person or represented by proxy at the Annual Meeting is required for approval of Omnibus Plan. In the event that a quorum is not present or represented at the Annual Meeting, the stockholders entitled to vote at the meeting present in person or by proxy will have power to adjourn the Annual Meeting until a quorum is present or represented. Proxies solicited by the Company will be voted “FOR” approval of the Omnibus Plan unless otherwise instructed in the proxy.

Recommendation of the Board of Directors

The Company’s Board of Directors believes that the Omnibus Plan will provide the Company with a valuable benefit by continuing its ability to attract and retain key individuals. The Board believes that the approval of the Omnibus Plan is in the best interests of the Company and its stockholders.

The Board of Directors unanimously recommends that you vote “FOR” the approval of the Omnibus Plan.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information, as of June 30, 2012, with respect to all compensation arrangements that we maintain under which shares of common stock may be issued:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)(1)
Equity compensation plans approved by security holders	3,481,900	$0.76	2,022,183

Equity compensation plans not approved by security holders	-0-	-0-	-0-

Total	3,481,900	$0.76	2,022,183

(1)	This amount represents shares of stock that may be issued under the Avatech Solutions, Inc. Amended and Restated Restricted Stock Plan, which contemplates the grant of shares of common stock upon such terms, including with respect to forfeiture and restrictions of resale and transfer, as the Board deems appropriate.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Stegman & Company audited the Company’s consolidated financial statements for the years ended June 30, 2012 and 2011, and the Audit Committee has again selected the firm of Stegman & Company to serve as the Company’s independent registered public accounting firm for the current fiscal year. Representatives of Stegman are expected to be present at the meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

Prior to the Merger, the Company’s fiscal year end was June 30th and its pre-Merger annual consolidated financial statements were audited by Stegman. Pre-merger Rand Worldwide’s fiscal year end was October 31st, and its pre-Merger annual consolidated financial statements were audited by the accounting firm of PricewaterhouseCoopers LLP (“PWC”). On August 17, 2010, in connection with the Merger, the Company’s Board of Directors dismissed PWC. The dismissal was effective upon the completion by PWC of its procedures on the financial statements of pre-merger Rand Worldwide and the filing of the Company’s Transition Report on Form 10-K containing audited financial statements of pre-merger Rand Worldwide for the period between November 1, 2009 and June 30, 2010 (the “Dismissal Date”).

Because the shares of Common Stock issued to RWWI in connection with the Merger exceeded 50% of the shares of Common Stock outstanding immediately after the Merger, pre-merger Rand Worldwide was deemed to be the acquiring entity in the Merger for accounting purposes. As a result, the Company’s post-Merger fiscal year end would have been October 31st, but the Company’s Board changed this to June 30th to match the pre-Merger fiscal year end of the Company. The SEC has released guidance to the effect that, under the foregoing circumstances, the Company was deemed to have changed its accountants from PWC to Stegman as a result of the Merger. Because this change occurred during the Company’s two most recent fiscal years, SEC regulations require the Company to make the disclosures set forth below.

During pre-merger Rand Worldwide’s two fiscal years immediately preceding the Merger and through the Dismissal Date, pre-merger Rand Worldwide did not consult with Stegman regarding any of the matters described in Item 304(a)(2) of the Regulation S-K.

The reports of PWC on the consolidated financial statements of pre-merger Rand Worldwide for its two fiscal years immediately preceding the Merger contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principle, except that the report for the year ended October 31, 2009 included an explanatory paragraph expressing substantial doubt about pre-merger Rand Worldwide’s ability to continue as a going concern, as, at that date, pre-merger Rand Worldwide had a working capital deficit and outstanding preferred stock that could be redeemed upon request of at least a majority of holders, which would require a payment of approximately $36.2M if called.

During pre-merger Rand Worldwide’s two fiscal years immediately preceding the Merger and through the Dismissal Date, there were no (i) disagreements between pre-merger Rand Worldwide and PWC of the types described in Item 304(a)(iv) of Regulation S-K, or (ii) reportable events between pre-merger Rand Worldwide and PWC of the types described in Item 304(a)(v) of Regulation S-K, except that, during the year ended October 31, 2008, PWC advised pre-merger Rand Worldwide that it had identified a material weakness relating to the insufficiency of appropriate resources (personnel and systems) in the finance function, leading to an inability of pre-merger Rand Worldwide to independently record all transactions (in accordance with US GAAP) without error and to timely report results in its financial statements. Pre-merger Rand Worldwide remediated that weakness during its fiscal year ended October 31, 2009.

ACCOUNTING FEES AND SERVICES

The following is a description of the fees billed to the Company during the fiscal year ended June 30, 2012 and 2011 by Stegman & Company.

Audit Fees

Audit fees include fees paid to Stegman in connection with the annual audit of the Company’s consolidated financial statements and the review of interim financial statements. Audit fees also include fees for services performed by Stegman that are closely related to the audit and in many cases could only be provided by Stegman. Such services include consents related to SEC and other regulatory filings. The aggregate audit fees billed or expected to be billed to the Company by Stegman for the years ended June 30, 2012 and 2011 totaled $163,000 and $176,500, respectively.

Audit Related Fees

Audit related fees include fees paid to Stegman for due diligence services related to accounting consultations, internal control reviews, and employee benefit plan audits. The aggregate audit related fees billed or expected to be billed to us by Stegman for the years ended June 30, 2012 and 2011 totaled $-0- and $11,000, respectively.

Tax Fees

Tax fees include fees paid to Stegman for corporate tax compliance, counsel and advisory services. The aggregate tax fees billed or expected to be billed to the Company by Stegman for the years ended June 30, 2012 and 2011 totaled $98,000 and $97,500, respectively.

All Other Fees

There were no other services provided to the Company by Stegman during the years ended June 30, 2012 or 2011.

Approval of Independent Auditor Services and Fees

The Audit Committee reviews all fees charged by our independent registered public accounting firm, and actively monitors the relationship between audit and non-audit services provided. The Audit Committee must pre-approve all audit and non-audit services provided by our independent registered public accounting firm and fees charged, subject to the de minimus exceptions for non-audit services described in Section 10A(i)(1)(B) of the Exchange Act. All of the services described above performed by Stegman & Company were pre-approved by the Audit Committee, and none of the fees described above were paid to Stegman & Company pursuant to the “de minimis” exception to the foregoing pre-approval policy.

The Audit Committee has considered the nature and amount of fees billed by Stegman, and believes that the provision of services for activities unrelated to the audit is compatible with maintaining Stegman’s independence, respectively.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company and its subsidiaries have adopted policies and procedures to ensure that related party transactions are reviewed for potential conflicts of interest and that related party transactions are disclosed in SEC reports as and when required by applicable securities laws and regulations. The term “related party transaction” is generally defined as any transaction (or series of related transactions) in which the Company is a participant and the amount involved exceeds the lesser of (i) $120,000 or (ii) one percent of the Company’s average total assets at year end for the last two completed fiscal years, and in which any director, director nominee, or executive officer of the Company, any holder of more than 5% of the outstanding voting securities of the Company, or any immediate family member of the foregoing persons will have a direct or indirect interest. The term includes most financial transactions and arrangements, such as loans, guarantees and sales of property, and remuneration for services rendered (as an employee, consultant or otherwise) to the Company. Every related party transaction is reviewed by the Company’s Chief Financial Officer and is disclosed to and reviewed by the Board of Directors and is documented in the Corporate minutes. In addition to the Board’s general duties of care and loyalty, the General Corporation Law of the State of Delaware requires the Board to review and approve loans that the Company makes to employees and officers to ensure that such loans will benefit the Company. Related party transactions consummated since July 1, 2010 are discussed below.

Termination of Financing Agreements

In connection with the Merger, the following agreements were terminated by the Company and the other parties thereto:

•

The Common Stock and Warrant Purchase Agreement and the Investor Rights Agreement, each dated January 29, 2007, by and among the Company, Sigma Opportunity Fund, LLC, Garnett Y. Clark, Jr., Robert Post and George Davis (the “2007 Financing Agreements”); and

•

The Common Stock and Warrant Purchase Agreement and the Investor Rights Agreement, each dated June 12, 2006, by and among the Company, Sigma Opportunity Fund, LLC and Pacific Asset Partners (together with the 2007 Financing Agreements, the “Financing Agreements”).

Thom Waye, a former director of the Company, is the managing member of Sigma Capital Advisors, LLC, which is the managing member of Sigma Opportunity Fund, LLC. Messrs. Clark and Post are former directors of the Company.

Under the Financing Agreements, the purchasers named above (the “Purchasers”) were entitled to certain ongoing anti-dilution protections as well as certain ongoing registration rights. In connection with the termination of the Financing Agreements:

•

the Purchasers (i) waived all rights arising as a result of any failures by the Company to comply with any of the provisions of the Financing Agreements prior to the date of termination and (ii) received a total of 400,015 shares of Common Stock from the Company, issued as follows: 284,031 shares to Sigma Opportunity Fund, LLC; 3,112 shares to each of Messrs. Clark and Post; 12,448 shares to Mr. Davis; and 97,312 shares to Pacific Asset Partners (together, the “Termination Shares”); and

•

the Company agreed to include and register for resale in the Shelf Registration Statement (i) the Termination Shares and (ii) the Registrable Securities (as defined in the Financing Agreements); in each case other than those shares that are eligible for resale without restriction pursuant to Securities Act Rule 144.

In connection with the termination of the Financing Agreements, the Company entered into Amended and Restated Common Stock Purchase Warrants to purchase an aggregate of 726,102 shares of Common Stock (the “Restated Warrants”) with Sigma Opportunity Fund, LLC, Sigma Capital Advisors, LLC, and Messrs. Clark, Post and Davis to (i) reduce the per-share exercise price from $1.5205 to $1.11, (ii) remove certain anti-dilution provisions and (iii) make certain conforming changes to reflect the termination of the Financing Agreements. The Restated Warrants expired on January 29, 2011 and were not exercised.

Guarantee of Indebtedness

RWWI is majority-owned by investment partnerships managed by Ampersand (the “Ampersand Funds”). Pursuant to a Revolving Credit and Security Agreement dated as of August 14, 2009 and amended on January 22, 2010 and July 23, 2010 (the “RWW Credit Agreement”), pre-merger Rand Worldwide and its direct subsidiaries maintained a $12.5 million credit facility with PNC Bank, National Association (“PNC”), consisting of revolving loans, including a $500,000 sublimit for the issuance of standby or trade letters of credit (the “RWW Credit Facility”). A portion of the RWW Credit Facility was guaranteed by the Ampersand Funds pursuant to a series of Amended and Restated Limited Guaranty and Suretyship Agreements, each dated as of July 23, 2010 (collectively, the “Ampersand Guarantees”). The Ampersand Guarantees collectively required the Ampersand Funds to guarantee up to $2.5 million of the RWW Credit Facility, which represented the amount of the “Permitted Overadvance” as defined in the RWW Credit Agreement. The Ampersand Guarantees provided that, beginning on February 1, 2011 and on the first day of each May, August, November and February thereafter, the Permitted Overadvance and the collective amount of the RWW Credit Facility guaranteed by the Ampersand Funds would be reduced by approximately $357,000 until the amount reached $0, so long as RWW remained in compliance with its agreement.

On December 31, 2010, the RWW Credit Facility was amended pursuant to a Fourth Amendment and Joinder to Revolving Credit and Security Agreement (the “Fourth Amendment”) with PNC. The Fourth Amendment terminated the Ampersand Guarantees.

OTHER MATTERS

The Board of Directors is not aware of any other matter which may be presented for action at the 2012 Annual Meeting of Stockholders, but should any other matter requiring a vote of the stockholders arise at the 2012 Annual Meeting, it is intended that the proxies will be voted with respect thereto in accordance with the best judgment of the person or persons voting the proxies, such discretionary authority to do so being included in the proxy.

As a matter of policy, the Company will afford confidentiality to the votes of individual stockholders, whether submitted by proxy or ballot, except in limited circumstances, including any contested election, or as may be necessary to meet legal requirements. The Company will retain a tabulator to receive and tabulate the proxies and ballots and an inspector of election to certify the results. Votes cast by proxy or in person at the Annual Meeting will be tabulated by the election inspector appointed for the meeting, who will also determine whether or not a quorum is present.

DATE FOR SUBMISSION OF STOCKHOLDER PROPOSALS

Any stockholder desiring to present a proposal pursuant to Rule 14a-8 of the Exchange Act to be included in the definitive proxy statement and voted on by the stockholders at the 2013 Annual Meeting of Stockholders must submit a written proposal, including all supporting information, to the Company at its principal executive offices no later than June 6, 2013 (120 days before the date of mailing based on this year’s proxy statement date), and must meet all other requirements for inclusion in the proxy statement. As provided in the Company’s Bylaws, if a stockholder intends to present a proposal for business to be considered at the 2013 Annual Meeting of Stockholders but does not seek inclusion of the proposal in the Company’s proxy statement for that meeting, then such proposal, including all supporting information, must be delivered to and received by the Company’s Secretary at the Company’s principal executive offices no earlier than August 9, 2013 and no later than September 9, 2013 (not more than 90 days nor less than 60 days before the first anniversary of the this year’s annual meeting). Additional time constraints are applicable where the date of the annual meeting is changed. Proposals received by the Company outside of these timelines will be considered untimely. If a stockholder proposal is not timely received, then the proxies will be authorized to exercise discretionary authority with respect to the proposal.

FINANCIAL STATEMENTS

A copy of the Annual Report of Rand Worldwide, Inc. on Form 10-K for the year ended June 30, 2012, which contains audited financial statements for the year ended June 30, 2012, accompanies this proxy statement. The Form 10-K may also be obtained without charge by visiting the Company’s website at http://annualmeeting.rand.com or upon written request to the Corporate Secretary, Rand Worldwide, Inc., 11201 Dolefield Boulevard, Suite 112, Owings Mills, Maryland 21117.

By Order of the Board of Directors,

Lawrence Rychlak

Secretary

Framingham, Massachusetts

October 4, 2012

To the extent the rules and regulations adopted by the SEC state that certain information included in this proxy statement is not deemed “soliciting material” or “filed” with the SEC or subject to Regulation 14A promulgated by the SEC or to the liabilities of Section 18 of the Exchange Act, such information shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or under the Exchange Act.

ANNUAL MEETING OF SHAREHOLDERS OF

RAND WORLDWIDE, INC.

November 7, 2012

Important Notice Regarding the Availability of Proxy Materials For the Stockholder Meeting to be Held on November 7, 2012:

This form of Proxy, the related Proxy Statement, and Rand Worldwide, Inc.’s Annual Report on Form 10-K are available at http://annualmeeting.rand.com

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

Please detach along perforated line and mail in the envelope provided.

20730000000000000000 5

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THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x

1. Election of Directors:

FOR ALL NOMINEES

FOR WITHHOLD ALL NOMINEES AUTHORITY

(See FOR ALL instructions EXCEPT below)

NOMINEES:

O Richard A. Charpie O George M. Davis O Marc L. Dulude O Peter H. Kamin O Suzanne E. MacCormack O Manu Parpia O Charles D. Yie

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

FOR AGAINST ABSTAIN

2. Approval of the Company’s Omnibus Equity Compensation Plan.

This proxy when properly executed will be voted as directed or, if no direction is given, will be voted for all nominees.

Whether or not you expect to attend the meeting, please complete, date, sign, and mail the accompanying form of proxy to the company as promptly as possible in the enclosed envelope. No postage is required for mailing in the United States.

Signature of Shareholder

Date:

Signature of Shareholder

Date:

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

RAND WORLDWIDE, INC.

161 WORCESTER ROAD, SUITE 401 FRAMINGHAM, MA 01701

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Marc L. Dulude and Lawrence Rychlak as proxies, each with full power of substitution, to vote as designated on the reverse side, all the shares the undersigned is entitled to vote at the the Annual Meeting of Stockholders of Rand Worldwide, Inc. (the “Company”) will be held at the Company’s offices located at 161 Worcester Road, Suite 401 Framingham, MA 01701 on Wednesday, November 7, 2012 at 9:00 a.m., local time, for the following purposes

(Continued and to be signed on the reverse side)

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